EXHIBIT 4.1

FORM OF 7% CONVERTIBLE DEBENTURES

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “U.S. SECURITIES ACT”).  THESE SECURITIES MAY BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY (A) TO THE CORPORATION, (B) IF THE SECURITIES HAVE BEEN REGISTERED IN COMPLIANCE WITH THE REGISTRATION REQUIREMENTS UNDER THE U.S. SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS (C) IN COMPLIANCE WITH THE EXEMPTION FROM THE REGISTRATION REQUIREMENTS UNDER THE U.S. SECURITIES ACT IN ACCORDANCE WITH RULE 144 THEREUNDER, IF APPLICABLE, AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS, OR (D) IN A TRANSACTION THAT DOES NOT REQUIRE REGISTRATION UNDER THE U.S. SECURITIES ACT OR ANY APPLICABLE STATE LAWS AND REGULATIONS GOVERNING THE OFFER AND SALE OF SECURITIES, AND THE HOLDER HAS, PRIOR TO SUCH SALE, FURNISHED TO THE CORPORATION AN OPINION OF COUNSEL OF RECOGNIZED STANDING, OR OTHER EVIDENCE OF EXEMPTION, REASONABLY SATISFACTORY TO THE CORPORATION.  HEDGING TRANSACTIONS INVOLVING THE SECURITIES REPRESENTED HEREBY MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH U.S. SECURITIES LAWS.

7% CONVERTIBLE DEBENTURES

No: 2011 CD - 00 US$ _________	February 8, 2011

For value received, Black Tusk Minerals Inc., a Nevada corporation (the “Company”), promises to pay to [name], [address] (the “Holder”), the principal sum of $[amount], Interest shall accrue from the date of this Convertible Debenture (this “Debenture”) on the unpaid principal amount at a rate equal to seven percent (7%) per annum, compounded annually.  This Debenture is subject to the following terms and conditions.

1.           Maturity.  Unless converted as provided in Section 2, this Debenture will automatically mature and be due and payable on the earlier of:  (a) March 1, 2016 or (b) the Company closes an Acquisition Transaction (the “Maturity Date”). Subject to Section 2 below, interest shall accrue on this Note but shall not be due and payable until the Maturity Date.  Notwithstanding the foregoing, the entire unpaid principal sum of this Note, together with accrued and unpaid interest thereon, shall become immediately due and payable upon the insolvency of the Company, the commission of any act of bankruptcy by the Company, the execution by the Company of a general assignment for the benefit of creditors, the filing by or against the Company of a petition in bankruptcy or any petition for relief under the federal bankruptcy act or the continuation of such petition without dismissal for a period of ninety (90) days or more, or the appointment of a receiver or trustee to take possession of the property or assets of the Company.

2.           Conversion; Payment; Etc.

(a)           This Debenture shall be convertible at any time, in whole or in part, at the option of the Holder, into such number of fully paid and nonassessable shares of Common Stock of the Company (“Common Stock”) and warrants (collectively “Units”), as is determined by dividing (i) the entire principal amount of, and at the Holder’s option accrued interest on, this Note on the date of such optional conversion, by (ii) a conversion price of US$0.05 per unit. Each warrant shall be exercisable to acquire one share of common stock of the Corporation (“Warrant Share”), at an exercise price $0.05 per Warrant Share until March 1, 2016, and shall be represented by a certificate substantially in the form attached as Exhibit C to the subscription agreement under which this debenture was issued.

(b)	The conversion price shall be subject to adjustment from time to time as hereinafter provided in this Section 2(b):

(i)
If the Company at any time divides the outstanding shares of its Common Stock into a greater number of shares (whether pursuant to a stock split, stock dividend or otherwise), and conversely, if the outstanding shares of its Common Stock are combined into a smaller number of shares, the conversion price in effect immediately prior to such division or combination shall be proportionately adjusted to reflect the reduction or increase in the value of each such common share.

(ii)
If any capital reorganization or reclassification of the capital stock of the Company, or consolidation or merger of the Company with another corporation, or the sale of all or substantially all of its assets to another corporation shall be effected in such a way that holders of the Company’s Common Stock shall be entitled to receive stock, securities or assets with respect to or in exchange for such Common Stock, then, as a condition of such reorganization, reclassification, consolidation, merger or sale, Holder shall have the right to purchase and receive upon the basis and upon the terms and conditions specified in this debenture and in lieu of the shares of the Common Stock of the Company immediately theretofore purchasable and receivable upon the exercise of the rights represented hereby, such shares of stock, other securities or assets as would have been issued or delivered to Holder if Holder had exercised this debenture and had received such shares of Common Stock immediately prior to such reorganization, reclassification, consolidation, merger or sale.  The Company shall not effect any such consolidation, merger or sale unless prior to the consummation thereof the successor corporation (if other than the Company) resulting from such consolidation or merger or the corporation purchasing such assets shall assume by written instrument executed and mailed to the Holder at the last address of the Holder appearing on the books of the Company the obligation to deliver to the Holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, the Holder may be entitled to purchase.

(c)           No fractional shares of the Company’s capital stock will be issued upon conversion of this Debenture.  In lieu of any fractional share to which the Holder would otherwise be entitled, the Company will pay to the Holder in cash the amount of the unconverted principal and interest balance of this Debenture that would otherwise be converted into such fractional share.  Upon conversion of this Debenture pursuant to this Section 2, the Holder shall surrender this Debenture, duly endorsed, at the principal offices of the Company or any transfer agent of the Company.  At its expense, the Company will, as soon as practicable thereafter, issue and deliver to such Holder, at such principal office, a certificate or certificates for the number of shares to which such Holder is entitled upon such conversion, together with any other securities and property to which the Holder is entitled upon such conversion under the terms of this Debenture, including a check payable to the Holder for any cash amounts payable as described herein.  Upon conversion of this Debenture and the deliveries required pursuant to this Section 2 in connection with such conversion, the Company will be forever released from all of its obligations and liabilities under this Debenture with regard to that portion of the principal amount and accrued interest being converted including without limitation the obligation to pay such portion of the principal amount and accrued interest.

Notwithstanding any other provision hereof, no Holder shall convert this Debenture or any portion thereof, if as a result of such conversion the holder would then become a “beneficial owner” (as determined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of 4.99% or more of the issued and outstanding Common Stock.  For greater certainty, the Debenture shall not be convertible by the Holder to the extend that, if, after giving effect to such conversion, the holder of such securities, together with its affiliates, would in aggregate beneficially own, or exercise control or direction over that number of voting securities of the Company which is 4.99% or greater of the total issued and outstanding voting securities of the Company, immediately after giving effect to such conversion.

(d)           Payment of Interest.  Upon conversion of the entire principal amount of this Debenture into the Company’s capital stock, any interest accrued on this Debenture that is not by reason of Section 2 hereof simultaneously converted into Common Stock shall be immediately paid to the Holder.

(e)           Payment.  All payments shall be made in lawful money of the United States of America at such place as the Holder hereof may from time to time designate in writing to the Company.  Payment shall be credited first to the accrued interest then due and payable and the remainder applied to principal.  This Debenture may not be prepaid at any time without the prior written consent of the Holder.

3.           Due on Sale Clause.  The Holder shall have the right, at its sole option, to declare this Note immediately due and payable irrespective of the Maturity Date specified herein, upon the following events:

(a)           Ten business days prior to the effective date of any Change of Control Transaction undertaken without the prior written consent of the Holder, which consent the Holder shall have no obligation to give.  A “Change of Control Transaction” means (i) any sale of equity securities or securities convertible into equity securities of the Company; (ii) any merger, consolidation, statutory share exchange or acquisition transaction involving the Company or any material subsidiary of the Company; (iii) any sale of substantially all of the assets of the Company or any material subsidiary of the Company; or (iv) any similar transaction involving the issuance, cancellation or restructuring of equity securities of the Company unless, following the completion of such transaction, the then existing shareholders of Company own or control, directly or indirectly, at least 50% of the voting power or liquidation rights of Company or the successor of such merger, consolidation or statutory share exchange.  In the event of a contemplated Change of Control Transaction, the Company shall provide the Holder at least Fifteen business days prior to the effective date of any Change of Control Transaction, except as may otherwise be prohibited by law.

4.           Transfer; Successors and Assigns.

(a)           The terms and conditions of this Debenture shall inure to the benefit of and be binding upon the respective successors and assigns of the parties.  This Debenture may be transferred, or divided into two or more Debentures of smaller denomination, subject to the following conditions.  The Holder, by acceptance hereof, agrees to give written notice to the Company before transferring this Debenture of such Holder’s intention to do so, describing briefly the manner of the proposed transfer.  Promptly upon receiving such written notice, the Company shall present copies thereof to the Company’s counsel.  If in the opinion of the Company’s counsel the proposed transfer may be effected without constituting a violation of the applicable U.S. state or federal securities laws, then the Company, as promptly as practicable, shall notify the Holder of such opinion, whereupon the Holder shall be entitled to transfer this Note, provided that an appropriate legend may be endorsed on this Debenture respecting restrictions upon transfer thereof necessary or advisable in the opinion of counsel satisfactory to the Company to prevent further transfers which would be in violation of  such securities laws or adversely affect the exemptions relied upon by the Company.  To such effect, the Company may request that the intended transferee execute an investment letter satisfactory to the Company and its counsel.

(b)           A register of the issuance and transfer of this Debenture shall be kept at the office of the Company, and this Debenture may be transferred only on the books of the Company maintained at its office.  Each transfer shall be in writing signed by the then registered Holder hereof or the Holder’s legal representatives or successors, and no transfer hereof shall be binding upon the Company unless in writing and duly registered on the register maintained at the Company’s office.  Upon transfer of this Debenture, the transferee, by accepting the Debenture, agrees to be bound by the provisions, terms, conditions and limitations of this Debenture.

(c)           If in the opinion of the counsel referred to in this Section 4, the proposed transfer or disposition of the Debenture described in the Holder’s written notice given pursuant to this Section 4 may not be effected without registration or without adversely affecting the exemptions relied upon by the Company, the Company shall promptly give written notice to the Holder and the Holder will limit its activities and restrict its transfer accordingly.

5.           Governing Law.  This Debenture and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of Washington, without giving effect to principles of conflicts of law.

6.           Notices.  Any notice required or permitted by this Note shall be in writing and shall be deemed sufficient upon delivery, when delivered personally or by a nationally-recognized delivery service (such as Federal Express or UPS), or seventy-two (72) hours after being deposited in the U.S. mail, as certified or registered mail, with postage prepaid, addressed to the party to be notified at such party’s address as set forth herein or as subsequently modified by written notice.

7.           Amendments and Waivers.  Any term of this Debenture may be amended only with the written consent of the Company and the Holder. Any amendment or waiver effected in accordance with this Section 7 shall be binding upon the Company, the Holder and each transferee of the Debenture.

Company hereby waives presentment for payment, notice of dishonor, protest and notice of protest.  If this Note is not paid when due, the Company agrees to pay all costs of collection, including reasonable attorneys’ fees.

THIS DEBENTURE SHALL BE GOVERNED BY THE LAWS OF THE STATE OF WASHINGTON.

BLACK TUSK MINERALS INC.

By:

Its:

Address:  7425 Arbutus Street, Vancouver, B.C.  V6P 5T2